                                                             EXHIBIT (h)(43)(b)

                              AMENDMENT NO. 1 TO
                RULE 22C-2 AMENDMENT TO PARTICPATION AGREEMENT

       This Amendment No. 1 to the Rule 22c-2 Amendment to Participation Agreement ("Agreement"), dated April 16, 2007, between PIMCO Investments, LLC (as successor-in-interest to Allianz Global Investors Distributors LLC ("AGID")) ("PI"), the principal underwriter for PIMCO Variable Insurance Trust (the "Trust") and AIG Life Insurance Company, American International Life Assurance Company of New York, American General Life Insurance Company and The United States Life Insurance Company in the City of New York (each an "Intermediary"), is effective as of October 31, 2014.

       WHEREAS, American General Life Insurance Company ("AGL"), the Trust(s) and Allianz Global Investors Distributors LLC (f/k/a PIMCO Funds Distributors
LLC) ("AGID") entered into a Participation Agreement dated October 2, 2000 (the "AGL Agreement");

       WHEREAS, AGL (as successor to American General Life Insurance Company of Delaware f/k/a AIG Life Insurance Company ("AGLD")), the Fund and AGID entered into a Participation Agreement dated April 1, 2000 (the "AGLD Agreement);

       WHEREAS, AGLD merged with and into AGL effective December 31, 2012 with AGL as the surviving entity (the "Merger") and, in connection therewith, AGL assumed all obligations and responsibilities of AGLD under the AGLD Agreement, for all AGLD Contracts covered by the AGLD Agreement, as a result of the Merger;

       WHEREAS, The United States Life Insurance Company in the City of New York ("USL"), the Trust(s) and AGID entered into a Participation Agreement dated October 2, 2000 (the "USL Agreement");

       WHEREAS, American International Life Assurance Company of New York ("AILAC"), the Trust(s) and AGID entered into a Participation Agreement dated April 1, 2000 (the "AILAC Agreement");

       WHEREAS, AILAC merged with and into USL effective December 31, 2010 with USL as the surviving entity (the "Merger") and, in connection therewith, USL assumed all obligations and responsibilities of AILAC under the AILAC Agreement, for all AILAC Contracts covered by the AILAC Agreement, as a result of the Merger;

       WHEREAS, the parties hereto and AGID entered into that certain Novation of and Amendment to Participation Agreement, dated July 1, 2011, whereby PI was substituted for AGID as a party to the AGL Agreement, the AGLD Agreement, the USL Agreement and the AILAC Agreement;

       WHEREAS, each Intermediary, pursuant to a Participation Agreement (as defined in Section C.5 of the Agreement), purchases Shares of the Trusts to fund certain variable life insurance or variable annuity contracts issued by such Intermediary ("Contracts"); and

       WHEREAS, PI and each Intermediary (each a "Party" and, together, the "Parties") seek to enter into this Amendment in order for the Trust, PI and Intermediary to clarify the Parties' obligations pursuant to Rule 22c-2 ("Rule 22c-2") under the Investment Company Act of 1940, as amended (the "1940 Act").

       NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

    1. Section A.1 is hereby replaced in its entirety as follows:

       "A.1 Limitation on Information Required to be Provided. Subject to the information security policies (the "Policies") of the Intermediary or Intermediary's parent company, American International Group, Inc., the Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") and the Contract owner number or participant account number, if known, of any or all Contractholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Contractholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request; provided, however that the Policies shall not conflict with the requirements of Rule 22c-2 and that, in the event of any such conflict, Intermediary shall provide Fund Agent, upon written request with the information required under Rule 22c-2. Unless otherwise specifically requested by the Fund Agent, the Intermediary shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions. In addition, Intermediary shall not be obligated to provide information related to purchases or redemptions in contracts on which annuity payments have begun where the Contractholder's ability to transfer is limited or restricted due to the decision to annuitize."

    2. Appendix A Representatives of the Intermediary is hereby added to the Agreement (see attached).

    3. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures, intending that this Amendment No. 1 be effective as indicated hereinabove.

AMERICAN GENERAL LIFE INSURANCE
COMPANY

By:     /s/ Robert J. Scheinerman
        ---------------------------
Name:   Robert J. Scheinerman
Title:  Executive Vice President,
        Individual and Group
        Retirement

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

By:     /s/ Robert J. Scheinerman
        ---------------------------
Name:   Robert J. Scheinerman
Title:  Executive Vice President,
        Individual and Group
        Retirement

PIMCO INVESTMENTS LLC

By:     /s/ Steven B. Plump
        ---------------------------
Name:   Steven B. Plump
Title:  Head of Business
        Management                  LOGO

                                  Appendix A
                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to the following email alias: 22c2adhocrequest@sunamerica.com. In addition, a copy will be sent by email to the following individuals and email addresses, or such other individuals and email addresses as Intermediary may reasonably designate in writing from time to time:

Chris Bauman, Vice President
Email: chris.bauman@valic.com

Jonathan C. Osborne, Assistant Manager
Email: jonathan.osborne@valic.com